CHINA ACM ANNOUNCES CLOSING OF
COMMON STOCK PUBLIC OFFERING

Beijing, China, March 1, 2010 – China Advanced Construction Materials Group, Inc. (NASDAQ GM: CADC) (“China ACM” or the “Company”), a leading provider of ready-mix concrete in China, today announced the the closing of its public offering of 2 million registered  shares  of common stock (“shares”) at a price of $4.60 per share.  As part o f the offering, the Company granted the underwriter a 30 day option to purchase an additional 300,000 shares at the public offering price of $4.60 per share to cover over-allotments.  The gross proceeds of the offering was $9.2 million before the over allotment. The Company intends to use the net proceeds to purchase 2 additional portable concrete mixing plants with the remainder intended for working capital purposes.

The shares were sold under the Company's previously filed shelf registration statement, which was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 11, 2010. The Company has filed certain documents with the SEC, including the Registration Statement on Form S-3 that included the base prospectus, which was filed on December 28, 2009 and declared effective by the SEC on January 11, 2010, a prospectus supplement that was originally distributed on February 22, 2010 and filed on March 1, 2010, the final prospectus supplement, which was filed on February 24, 2010, and a Current Report on Form 8-K, with related exhibits, which was filed on March 1, 2010. An electronic copy of such documents is available on the web site of the SEC at http://www.sec.gov.

Roth Capital Partners, LLC ("Roth") acted as the sole manager for the offering. Copies of the final prospectus and accompanying final prospectus supplement may also be obtained from Roth at 24 Corporate Plaza Drive, Newport Beach, CA 92660, or by calling 800-678-9147 or emailing rothecm@roth.com.

Mr. Xianfu Han, Chairman and Chief Executive Officer of China ACM, stated, “This financing has positioned China ACM to capture more contracts, especially in the high-speed railway expansion program, to enhance our growth and build shareholder value. We welcome our new institutional shareholders and our pleased to see our shareholder base broaden. ”

Jeremy Goodwin, President, CFO and Director, commented, “With the addition of the 2 new portable plants and increased working capital, we will be positioned for continued growth.  There is increasing demand for our high performance, durable, environmentally friendly concrete. As one of ten nationally certified concrete companies with the Certificate of China Environmental Protection Concrete, we can produce our proprietary concrete with our waste-recycling technology throughout the country while progressing the government’s environmental mandate.”

 This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About China ACM

China ACM, founded in 2002 and based in Beijing, China, is a leading producer of advanced construction materials for large scale infrastructure, commercial and residential developments. The Company is primarily focused on producing and supplying a wide range of advanced ready-mix concrete materials for highly technical, large scale, and environmental construction projects. The Company also aims to develop and produce new and innovative energy efficient and environmentally conscious construction materials.

China ACM provides materials and services through its five ready-mix concrete plant network covering the Beijing metropolitan area. China ACM owns one plant and leases four plants in Beijing and has technical services and preferred procurement agreements with five other independently-owned plants across China.  The company presently owns 12 portable plants deployed in 10 provinces across China. China ACM is ISO 9001 (product quality), ISO 14001 (environmental safety), and ISO 18001 (employment environment safety) certified.  Additional information about the company is available at www.china-acm.com.

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company’s Annual Report on Form 10K and in the Company’s recent report on Form 8K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Contact:

Kevin Theiss
Grayling
646-284-9409
kevin.theiss@grayling.com